Exhibit 10.12(b)

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Agreement”) is entered into as of August 31, 2005 (the “Effective Date”) by and between Tully’s Coffee Japan Co., Ltd., a corporation organized under the laws of Japan (“Buyer”), and Tully’s Coffee Corporation, a Washington corporation (“Seller”). Each of Buyer and Seller is a “Party” and together, the “Parties.”

RECITALS

A. The Parties entered into an Asset Purchase Agreement (the “Agreement”) as of August 19, 2005.

B. Buyer and Seller have agreed that the Closing and payment of the purchase price shall occur no earlier than 12:01 a.m. Tokyo Time on September 1, 2005 and no later than 2:00 p.m. Pacific Daylight Time on August 31, 2005. Assuming such Closing Date, (i) the Parties have also determined that the relevant Tax Filing Date is October 10, 2005, and (ii) the Seller has instructed Buyer that the KCL Payoff Amount is $1,169,098.72.

C. Assuming the Closing Date is prior to the filing and acceptance of the Exemption Notice, the Parties acknowledge that (i) the Buyer’s obligations to pay the Purchase Price at Closing shall be fulfilled if the Buyer wire transfers $1,169,098.72 to KCL and $12,649,746.19 to Seller, subject to the obligations of Seller with respect to the Remitted Amount, and (ii) the Remitted Amount is $3,681,155.09.

D. The Parties wish to amend certain provisions of the Agreement to reflect the treatment of withholding taxes in connection with the Closing.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Amendment, the Parties hereby agree as follows:

1. Section 3.7(b) of the Agreement shall be amended and restated to read as follows:

3.7 Withholding Taxes.

(b) If the Closing Date occurs after the filing and acceptance of the Exemption Notice, Buyer shall not withhold any taxes from Seller on the Purchase Price paid to Seller or to KCL after the filing of the Exemption Notice. Buyer and Seller have also independently determined that until such time as the Exemption Notice is filed with and accepted by the Japanese Tax Office, Japanese income tax withholding would apply to the Purchase Price paid to Seller. Buyer and Seller have determined that if the Exemption Notice is filed and accepted after the Closing Date but prior to the due date designated by the Japanese Tax Office for the remittance of tax withheld on the Closing Date (the “Tax Filing Date”), Buyer is not required to remit the tax withholding to the Japanese Tax Office and would be permitted to refund any withheld amounts to Seller. However, if such taxes have been withheld and the Exemption Notice has not been filed with and accepted by the Japanese Tax Office prior to the Tax Filing

Date, then Buyer would be required to remit the withheld tax to the Japanese Tax Office on the Tax Filing Date and such taxes would be subject to Seller’s tax refund claim to the Japanese Tax Office, for reasons of the tax treaty exemption, after the Exemption Notice is filed and accepted. If the Closing Date is prior to the filing and acceptance of the Exemption Notice, Buyer shall deduct and withhold tax at the rate of 20% on the Purchase Price paid to Seller prior to the filing of the Exemption Notice (the “Remitted Amount”); provided that the KCL Payoff Amount will not be adjusted as a result of such withholding tax and the applicable withholding tax shall decrease the amount of the Purchase Price paid to Seller, and Buyer shall hold the Remitted Amount as custodian for the benefit of Seller until the Remitted Amount has been fully paid to Seller or to the Japanese Tax Office as described below. If the Exemption Notice is filed with and accepted by the Japanese Tax Office prior to the Tax Filing Date, Buyer shall pay the Remitted Amount, without deduction or offset, to Seller by wire transfer on or before October 7, 2005. On the Tax Filing Date, if the Remitted Amount has not already been paid to Seller as described in the preceding sentence, Buyer shall pay the Remitted Amount to the Japanese Tax Office using the proper remittance form, which shall be reviewed with Seller prior to filing, and promptly furnish Seller with official receipt from the Japanese Tax Office evidencing the payment of the Remitted Amount. The Remitted Amount shall be treated as a payment of the Purchase Price at the time as it is either paid to Seller or paid to the Japanese Tax Office as provided in this Section 3.7; provided, however, that the Remitted Amount does not need to be paid to Seller or paid to the Japanese Tax Office for the Closing to occur. In the event that the Remitted Amount has been deducted from the payment to Seller and remitted to the Japanese Tax Office pursuant to this paragraph, Seller shall promptly prepare (at its expense) a request for refund of the Remitted Amount (“Request for Refund”) and will furnish it to Buyer for purposes of filing. Buyer will promptly file (at Seller’s expense) the Request for Refund with the Japanese Tax Office and will notify Seller when the filing has been made. Buyer shall not be responsible for any failure of Seller to timely furnish the Request for Refund to the Buyer. The refund proceeds paid by the Japanese Tax Office pursuant to the Request for Refund (the “Refund Amount”) shall be solely for the account of Seller and shall not be an asset of Buyer. In the event that the Japanese Tax Office pays the Refund Amount to Buyer, (1) Buyer shall handle such refund proceeds as custodian for the benefit of Seller, (2) Buyer shall promptly notify Seller when Buyer receives any such refund proceeds, and (3) Buyer will promptly pay the full amount of such refund proceeds to Seller in the manner reasonably designated by Seller.

2. Section 7.7 of the Agreement shall be amended and restated to read as follows:

7.7 Assignment. Neither Party may assign, directly or indirectly, this Agreement, or any of its rights or obligations hereunder, to any third party at any time; provided, however, that an “assignment” or “transfer” of this Agreement or a Party’s rights or obligations hereunder by operation of law (for example, by way of merger, consolidation or corporate split) shall not constitute a violation of this Section’s prohibition; and provided, further, however, that Buyer may assign this Agreement or its rights or obligations hereunder to an Affiliate of Buyer provided that (i) Buyer shall give Seller prior written notice of such assignment; (ii) such Affiliate shall be bound by the rights and obligations under this Agreement after such an assignment, and (iii) such Affiliate shall have a tangible net worth equal to or greater than Buyer; provided that subsection (iii) shall not apply after the Refund Amount or Remitted Amount, subject to the Offset Amount, has been paid, if applicable, or shall otherwise not apply.

3. Except as specifically set forth in this Amendment, the remaining terms and conditions of the Agreement shall remain unchanged and shall remain in full force and effect. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail.

4. The capitalized terms used in the Amendment, unless specifically defined otherwise herein, shall have the meanings ascribed to them in the Agreement.

5. This Amendment may be executed in counterparts, which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Amendment as of the Effective Date.

SELLER		BUYER

TULLY’S COFFEE CORPORATION		TULLY’S COFFEE JAPAN CO., LTD.

By:	/s/ John D. Dresel	By:	/s/ Kouta Matsuda
Name:	John D. Dresel	Name:	Kouta Matsuda
Title:	President and COO	Title:	President and CEO

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